UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 8

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Inamed Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-0920629
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5540 Ekwill Street, Santa Barbara, California	93111-2936
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of class)

ITEM 1. Description of Registrant’s Securities to Be Registered.

On December 20, 2005, Inamed Corporation (the “Company”) and U.S. Stock Transfer Corporation (the “Rights Agent”) executed an amendment (“Amendment No. 4”) to the Company’s Amended and Restated Rights Agreement, dated as of November 16, 1999, as amended by that certain Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 22, 1999, that certain Amendment No. 2 to Amended and Restated Rights Agreement, dated as of April 1, 2002 and that certain Amendment No. 3 to Amended and Restated Rights Agreement, dated as of March 20, 2005 (collectively, the “Rights Agreement”).  Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

On March 20, 2005, the Company entered into an Agreement and Plan of Merger (the “Medicis Merger Agreement”) with Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis”), and Masterpiece Acquisition Corp.  In connection with the Medicis Merger Agreement, the Company and the Rights Agent entered into Amendment No. 3 on March 20, 2005.  Amendment No. 3 amended the Rights Agreement to render the Rights issued pursuant to the Rights Agreement inapplicable to the Medicis merger, the Medicis Merger Agreement and the transactions contemplated thereby, such that, among other things, (i) Medicis shall not become an Acquiring Person as a result of certain actions taken in connection with the Merger and the Merger Agreement, (ii) no Shares Acquisition Date shall occur as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Merger, (iii) no Distribution Date shall occur as a result of the announcement of or the execution of the Merger or Merger Agreement and (iv) the Rights Agreement and the Rights shall terminate immediately prior to the Effective Time.

On December 13, 2005, the Company terminated the Medicis Merger Agreement.  On December 20, 2005, the Company entered into an Agreement and Plan of Merger (the “Allergan Merger Agreement”) with Allergan, Inc., a Delaware corporation (“Allergan”) and Banner Acquisition, Inc.  In connection with the Allergan Merger Agreement, the Company and the Rights Agent entered into Amendment No. 4 on December 20, 2005.  Amendment No. 4 amends the Rights Agreement to render the Rights issued pursuant to the Rights Agreement applicable to Medicis but inapplicable to the Allergan Merger, the Allergan Merger Agreement and the transactions contemplated thereby, such that, among other things, (i) Allergan shall not become an Acquiring Person as a result of certain actions taken in connection with the Allergan Merger and the Allergan Merger Agreement, (ii) no Shares Acquisition Date shall occur as a result of the execution, delivery and performance of the Allergan Merger Agreement and the consummation of the Allergan Merger (iii) no Distribution Date shall occur as a result of the announcement of or the execution of the Allergan Merger, Allergan Merger Agreement and the related Allergan exchange offer and (iv) the Rights Agreement and the Rights shall terminate immediately prior to the Effective Time.

This summary of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 4, a copy of which is filed herewith as Exhibit 4.5.

ITEM 2. Exhibits.

EXHIBIT NO.	DESCRIPTION
4.1(1)	Amended and Restated Rights Agreement
4.2(2)	Amendment No. 1 to the Amended and Restated Rights Agreement
4.3(3)	Amendment No. 2 to the Amended and Restated Rights Agreement
4.4(4)	Amendment No. 3 to the Amended and Restated Rights Agreement
4.5	Amendment No. 4 to the Amended and Restated Rights Agreement

(1) Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on November 19, 1999.

(2) Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 30, 1999.

(3) Incorporated by reference to Exhibit 4.5 of the Company’s Annual Report on Form 10-K filed with the Commission on March 29, 2002.

(4) Incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement of Form 8-A/A field with the Commission on March 21, 2005.

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

INAMED CORPORATION

Date:	December 21, 2005

By:	/s/ Joseph A. Newcomb
Joseph A. Newcomb Executive Vice President, Secretary and General Counsel

EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1(1)	Amended and Restated Rights Agreement
4.2(2)	Amendment No. 1 to the Amended and Restated Rights Agreement
4.3(3)	Amendment No. 2 to the Amended and Restated Rights Agreement
4.4(3)	Amendment No. 3 to the Amended and Restated Rights Agreement
4.5	Amendment No. 4 to the Amended and Restated Rights Agreement

(1) Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on November 19, 1999.

(2) Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 30, 1999.

(3) Incorporated by reference to Exhibit 4.5 of the Company’s Annual Report on Form 10-K filed with the Commission on March 29, 2002.

(4) Incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement of Form 8-A/A field with the Commission on March 21, 2005.